Exhibit 10.8.2

[One Hundred Rupees_India Non Judicial Stamp]

This stamp paper of Rs. 100 forms an Integral part of Credit Facility Agreement dated 27/4/2012 executed between TV 18 Home Shopping Network Ltd. and The Ratnakar Bank Ltd.

[Authorised Signatory Stamp]

[One Hundred Rupees_India Non Judicial Stamp]

This stamp paper of Rs. 100 forms an Integral part of Credit Facility Agreement dated 27/4/2012 executed between TV 18 Home Shopping Network Ltd. and The Ratnakar Bank Ltd.

[Authorised Signatory Stamp]

R - 03

CREDIT FACILITY AGREEMENT

THIS Agreement (hereinafter referred to as the “Agreement”) is made at New Delhi on 27th April 2012

BETWEEN

M/s. TV18 Home Shopping Network Limited, a public / private limited company incorporated under the Companies Act, 1956 and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15 Kasturba Gandhi Marg, New Delhi - 110001 (hereinafter referred to as “Borrower”, which expression shall include its executors, administrators, successors and permitted assigns as the case may be)

And

THE RATNAKAR BANK LIMITED, a company incorporated under the Indian Companies Act, 1913 and an existing Company within the purview of the Companies Act, 1956 and registered with the Reserve Bank of India as Scheduled Commercial Bank and having its registered office at Shahupuri, Kolhapur – 416 001 and administrative office at “MAHAVEER”, Shri Shahu Market Yard Shahupuri, Kolhapur – 416 005 (hereinafter referred to as “the Bank” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors in interest, assigns, holding or subsidiary company and/or associates), of the OTHER PART

WHEREAS the Borrower has requested the Bank to grant to the Borrower credit facilities aggregating to a sum of Rs.40,00,00,000/- (Rupees Forty Crores only), which the Bank has granted / agreed to grant to the Borrower, upon the Borrower agreeing to repay the dues under the credit facilities with interest and other charges as hereinafter mentioned and on the Borrower agreeing to comply with the terms and conditions contained herein in addition to the other terms and conditions that may be stipulated by the Bank from time to time either in the letter of sanction dated 23/4/12 (“Letter of Sanction”) and also in the hypothecation agreement, pledge agreement, mortgage deed and/or any other documents that may be executed hereafter in respect of the aforesaid credit facilities or any of them notified from time to time by the Bank to the Borrower.

NOW IT IS AGREED BY AND BETWEEN THE PARTIES as follows:

1.	The Borrower agrees to unconditionally abide by and observe all the terms and conditions herein after set out and as may be stipulated by the Bank from time to time.

2.	In pursuance of this Agreement and in consideration of the sum of Rs.40,00,00,000/- (Rupees Forty Crores only), agreed to be lent / lent and advanced by the Bank to the Borrower in one or more installments or according to the needs of the Borrower / nature of the credit facility, more particularly described in Schedule hereunder, (hereinafter referred to as ‘the Credit Facility/ies’), the Borrower hereby covenants with the Bank to repay the Credit Facility/ies or such sum as may be actually advanced in such installments and on such dates and in the manner set out in the Schedule hereunder written. In the event of failure of the Borrower to pay any one installment on its due date the entire amount then outstanding shall at the option of the Bank become due and payable immediately.

3.	The Borrower further covenants with the Bank to pay interest on the Credit Facility/ies or such sum as may be due by the Borrower to the Bank from time to time at the rate and periodicity as mentioned in the Schedule hereunder written till the entire outstanding loan and interest thereon is repaid by the Borrower. The Borrower further agrees, in case of working capital limits, to pay minimum interest amounting to three months’ interest on the sanctioned limit as and by way of commitment charges. Provided that the interest payable by the Borrower shall be subject to the changes in the interest rates made by the Reserve Bank of India and/or the Bank from time to time.

4.	The Bank shall have the right to terminate all and/or any undrawn part of the Credit Facility/ies without giving notice to the Borrower. The Borrower shall be informed and intimated by the Bank of such termination of the undrawn the Credit Facility/ies as soon as practicable by the Bank.

5.	In one or more of the events specified below in this Agreement hereinafter referred to as the “Events of Default”) the Bank shall be entitled to demand payment of the entire amount then outstanding in respect of the said credit facilities, as if the period for repayment has expired and shall also be entitled, on failure to pay the interest at the end of each month to debit to the Borrower’s accounts and capitalize the amount of such interest as if such amount was a fresh loan advanced by the Bank to the Borrower and shall be entitled to charge like interest thereon, in addition to the charging penal interest at the rate mentioned in the Schedule hereunder written from the date of default to the date of payment of entire overdue amount with interest.

6.	The following event/s, either singly or together shall constitute an Event of Default, that is to say-

(a) Default in payment of any installments of principal amount, interests, commissions etc., due and payable under any or all the Credit Facility/ies sanctioned by the Bank;

(b) Default has occurred in the performance or observance of any other covenant, condition, warranty or stipulation on the part of the Borrower under this Agreement or any other Agreement, documents executed and security created in favour of the Bank and such default has continued for a period of seven days;

(c) Any information given by the Borrower is / are found to be misleading or incorrect or false or materially affecting the sanction or continuation of the Credit Facility/ies;

(d) Default by the Borrower and/or other person, as may be applicable, in creation of security interest to the satisfaction of the Bank within the period stipulated in this Agreement or Letter of Sanction or such other period as may be extended by the Bank.

(e) If there is any deterioration or impairment of the security or any part thereof or any decline in the value or market price thereof (whether actual or reasonably anticipated), or any event occurs which causes or may in the opinion of the Bank cause the security or any part thereof to become unsatisfactory as to character or value:

(f) The Borrower, without the Bank’s prior written consent, charges; assigns, purports to charge or purports to assign credit funds;

(g) Default by the Borrower and/or other person, as may be applicable, in creation of security interest to the satisfaction of the bank within the period stipulated in this Agreement/Letter of Sanction/ such other period as may be extended by the Bank.

(h) If any execution or distress or attachment or receiver or other process being enforced or levied upon or against the whole or any part of the Borrower’s property, whether secured to the Bank or not;

(i) If the management of the Borrower is taken over or is nationalized by the Central Government or State Government;

(j) If any event or circumstance shall occur which shall in the opinion of the Bank be prejudicial or endanger or be likely to prejudice or endanger any security created in favour of the Bank;

(k) Any proceeding initiated against the Borrower under laws of insolvency or under any other laws applicable to the Borrower for liquidation, winding up or declaration as insolvent and for the purpose of this Clause such a proceeding need not be against all the Borrowers and a proceeding only against one of the Borrowers shall be construed as Event of Default;

(I) If any Governmental or other license, approval authorisation, consent or exception, required to enable the Borrower to perform any of its obligations under this Agreement, is withdrawn or modified or if it becomes otherwise unlawful for the Borrower to perform any of its obligations under this Agreement;

(m) In case security (ies) is offered as security by the Borrower and/or related party and/or security provider any land, building, structures, plant and machinery of the Borrower are sold, disposed of and/or charged encumbered or alienated or the said buildings, structures, machinery plant and other equipments are removed, pulled down or demolished without the prior approval of the Bank.

(n) Any indebtedness of the Borrower becomes due prior to its stated maturity by reason of default of terms thereof by the Borrower or any such indebtedness is not paid at its stated maturity and such default, in the opinion of the Bank, will have a material adverse effect on the Credit Facility/ies.

(o) any change taking place in the ownership or control of the Borrower whereby the effective beneficial ownership or control of the Borrower will change;

(p) any material change in the management of the business of the Borrower.

7.	The Borrower further agrees that the Bank shall be entitled to change the rate of interest, additional interest and / or periodicity of charging interest etc. as mentioned herein at any time by giving notice to the Borrower and / or notifying on the notice board of the Bank or in the local Newspaper and shall thereafter be entitled to charge interest at the changed rate / rests as if the same was provided for in this Agreement.

8.	The Borrower covenants that the Credit Facility/ies or amount advanced will be utilised for the purpose as stated in the Letter of Sanction and for no other purpose and all the terms and conditions of sanction of the Credit Facility/ies will be duly observed.

9.	The Borrower agrees to give/create security for repayment of the Credit Facility/ies as and if required by the Bank and to execute such further documents by way of registered / equitable mortgage of the immovable property belonging to the Borrower and / or hypothecation of movable plant and machinery, stocks of raw materials, current assets etc., as may be required by the Bank from time to time to secure the Credit Facility/ies agreed to be lent / lent and advanced by the Bank of the balance outstanding in the Credit Facility/ies account from time to time. The Borrower shall procure execution of such mortgage documents by all the persons having any right, title or interest in the property that may be offered in mortgage and to make out clear and marketable title to such property.

10.	The Borrower further agrees to obtain solvent guarantors to the satisfaction of the Bank to guarantee the due repayment by the Borrower of the Credit Facility/ies and / or the balance outstanding from time to time thereon and further agrees to procures the execution by the said guarantors of guarantee deeds in favour of the Bank and secured by way of registered or equitable mortgage of the guarantor’s immovable property to secure the guarantee to be undertaken by the guarantors.

11.	Nothing herein contained shall prejudice any other security present or future or any right or remedy available to the Bank against the Borrower, their partners, guarantors or other persons liable to pay or contribute towards the recovery of the moneys due by the Borrower to the Bank hereunder.

12.	If a cross default as below occurs it shall be treated as an Event of Default under this Agreement:

(a)	Any financial indebtedness including any money borrowed or raised, receivables sold or discounted or any other transaction entered into by the Borrower having the commercial effect of borrowing or any guarantee or indemnity given by the Borrower (hereinafter together collectively referred to as “financial indebtedness”) is/are not paid when due nor within any originally applicable grace period;

(b)	Any financial indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described);

(c)	Any commitment for any financial indebtedness of the Borrower is cancelled or suspended by a creditor as a result of an event of default (howsoever described);

(d)	Any creditor of the Borrower becomes entitled to declare any financial indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described);

If any of the foregoing event occurs or there is reasonable apprehension in the opinion of the Bank that any of the foregoing event may occur in respect of the said credit facility or in respect of any of the security(ies) provided by any person in terms of this Agreement to secure the Credit Facility/ies.

On the question whether any of the above events/circumstances has occurred/ happened, the decision of the Bank shall be final, conclusive and binding on the Borrower.

13.	No change whatsoever in the constitution of the Borrower shall impair or discharge the liability of the Borrower to the Bank hereunder.

14.	The Borrower agrees that this Agreement shall be in full force and effect and shall not be terminated till the Credit Facility/ies account is closed and all outstanding thereon satisfied in full, nor shall it be treated as merged into, or modified or altered due to execution of the security and other documents hereafter.

15.	The Bank shall be entitled at any time and from time to time without any notice, reference or intimation to Borrower and without Borrower’s consent to adjust,

appropriate or set off any credit balance or any part thereof due or to become due to Borrower in any of Borrower’s current, savings, term deposit or any deposit account or any account whatsoever at any of the Bank’s branches in Borrower’s name with or without joint names of any other persons or before or after the maturity dates thereof towards satisfaction or part satisfaction of outstanding loan due or to become due by Borrower to the Bank in any account at any of the Bank’s branches whatsoever.

16.	Notwithstanding the Bank’s decision / action / policy, if any to reverse any debit entry or not to debit interest or not to make any debit entry in Bank’s books or in ledger account or in statement of account or any account, for any period whatsoever, the Borrower shall be bound and liable to pay jointly and severally to the Bank, the entire outstanding, debit balance-and compound interest thereon with monthly rests till the date of realization, recovery or collection by the Bank of all such amounts plus interest, penal interest, interest tax, additional interest, liquidated damages, insurance premium, commission, costs, charges and expenses at such rates as may be prevailing or fixed or to be fixed by the Bank from time to time without any reference, notice or intimation by the Bank at any time whatsoever.

17.	The Borrower do hereby agree, undertake, record, declare, admit, assure, promise, acknowledge and confirm to abide by, accept, satisfy, fulfill, carry out, perform and comply fully with all the terms, conditions, requirements, sanctions, provisions and stipulations or any amendments or modifications therein made or to be made by the Bank at any time or from time to time in its discretion concerning any of the Credit Facility/ies, limits or accounts without any reference, notice or intimation by the Bank in that behalf.

18.	Any demand or notice to be made or given to the Borrower may be made or given by leaving the same at or posting the same by post in an envelope under Certificate of posting addressed to the Borrower at their place of business, residence or office and every such demand or notice shall be deemed to be received as the case may be at the time at which it is left or at the time at which it should have been delivered in the ordinary course of post.

19.	The Bank may, in its sole discretion, permit prepayment of the Credit Facility/ies at the request of Borrower, subject to the Borrower paying prepayment charges at the rate as may be decided by the Bank, on the amount due under the said credit facilities.

20.	The Borrower represents, warrants, declares, affirms, confirms and covenants on continuing basis that:-

(a)	the execution on behalf of the Borrower of this Agreement has been and the execution on behalf of the Borrower of the security documents will be validly authorised and the obligations expressed as being assumed by the Borrower hereunder and under the security documents by the Borrower constitute and will constitute valid legal and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms;

(b)	Neither the execution and delivery hereof and of the security documents by the Borrower nor the performance or observance of any of obligations of the Borrower thereunder shall;

i.	conflict with or result in any breach of law, statute, rule, order, trust, agreement or other instrument, arrangement, obligation or duty by which the Borrower is bound; or

ii.	cause any limitation on any of the powers whatsoever of the Borrower however imposed, or on the right or ability of the directors of the Borrower where the Borrower is a company to exercise such powers to be exceeded

(c)	the Borrower has all the requisite legal power and authority to execute this Agreement and to carry out the terms, conditions and provisions, hereof, and to carry out the terms, conditions and provisions and the execution and delivery of this Agreement by the Borrower has been duly authorized by all requisite action, and will not contravene any provision of, or constitute a default under, any other arrangement or instrument to which it is a part or by which it or its property may be bound;

(d)	The Borrower or related party is not in default under any law, rule, regulation, order, mortgage, trust, instrument, agreement or other instrument, arrangement, obligation or duty by which the Borrower is bound ;

(e)	The Borrower and its related party is of good financial standing and in a position to meet its ongoing obligations and has not been served with (or threatened with) a notice of insolvency or bankruptcy and no petition has been filed or action initiated by the Borrower or any of the Borrower’s creditors or any outside party towards the Borrower’s insolvency or bankruptcy or winding up or for declaration or registration as Sick under Sick Industrial Companies (Special Provisions) Act, 1985 or any other similar legislation in force.

(f)	The Borrower and related party, its proprietor or any of its directors or partners do not figure in any Defaulter List. The Borrower shall not induct a person in any capacity whatsoever, who is a director/partner/member/trustee of an entity identified as willful defaulter.

(g)	The copies, certified by the Borrower’s company secretary or authorized signatory or Managing Director, of the Certificate of Incorporation and the Memorandum and Articles of Association of the Borrower are true and effective and the Borrower shall not during the currency of this Agreement cause any alteration to be made in any of them without prior notification to and written consent of the Bank;

(h)	The Borrower is aware of and complies with the requirements of all laws, acts, ordinance, rules, regulations, orders of court, etc, of the Government of India and which are applicable to the activities of the Borrower (“Environmental Laws”) standards applying to the Borrowers’ property and to the conduct of the Borrower’s business.

(i)	The Borrower and its officers exercise due diligence and take all necessary precautions to detect and prevent the commission of an offence under any Environmental Law resulting in pollution of or harm to the environment or to any person or property, including the Borrower’s property.

(j)	At the date hereof such due diligence has not revealed any contamination of or emanating from any of the Borrower’s property. The Borrower’s occupation and use of its property and the conduct of its business on its property does not breach any Environmental Law or standard.

(k)	There has been no notices or complaints from any environmental authority pursuant to any Environmental Law

(I)	Any notice or complaints that may have been received from any environmental authority pursuant to any Environmental Law have been answered to the satisfaction of the complainant.

(m)	There is no proposal to revoke, suspend, modify or not renew any authorization or approval under any Environmental Law relating to any of the Borrower’s property or the conduct of its business.

(n)	No proceedings or suits have been commenced, no court orders have been issued and no penalty has been imposed, in each case in relation to an offence by the Borrower or its officers under any Environmental Law.

(o)	The Borrower agrees to:

i.	Comply with all reasonable requirements of the Bank concerning the application of all Environmental Laws and/or standards to or in relation to the Borrower’s property or any part thereof.

ii.	Inform the Bank promptly of a) any existence of any contamination of or emanating from the Borrower’s property contrary to any Environmental Law and/or standards b) the receipt of any penalty notices or directions to “clean up” the Borrower’s property issued under any Environmental Law c) the receipt of any notice or complaint referred to in (k) and (I) above; and d) the commencement of any proceeding or suite, the issue of any order or the imposition of any penalty.

(p)	Any cost incurred by the Bank for investigating or remediating such Environmental Laws and / or standard lapses, shall be borne by the Borrower.

21.	The Borrower agrees and undertakes:

a.	to furnish to the Bank all such information, statements, particulars, estimates and reports as the Bank may require from time to time as to the compliance with the terms of this Agreement and shall also submit to the Bank, in form and detail satisfactory to the Bank, the Financial Statements at such intervals and time, as may be prescribed / required by the Bank from time to time;

b.	to comply with the reporting requirements (including semi-annual compliance certificates, annual (audited) and semi-annual financial statements, notices of default, notices of material litigation, and such other information and such access to the Borrower’s properties, books and records as the Bank may reasonably request);

c.	to provide quarterly, unaudited financial statements within 45 days of the close of relevant quarter;

d.	to provide audited financial statements within 6 (Six) months of year end and Drawing Power statements on a monthly basis.

The Borrower further agrees and undertakes NOT TO, without the prior written permission of the Bank (a) diversify or change the line of business (b) change or allow to be changed the ownership/ management structure of the Borrower including change in shareholding of promoters, directors and principal shareholders (c) dilute the capital holding of the promoters in the borrower’s business as on date of this agreement (d) issue further capital or raise loan (e) use the Borrower’s funds towards unrelated activity (f) invest the Borrower’s funds in shares, debentures, deposits or other instrument of any entity (g) pay dividend or distribute or withdraw profit (h) enter into an arrangement or compromise with creditors or shareholders or merger, amalgamation, consolidation, structuring, restructuring, or sell of its unit or major property, (i) withdraw or allow to be withdrawn any monies brought in by the promoters and directors or relatives and friends of the promoters or directors of the borrower (j) borrow or obtain facilities of any description from any other bank or other credit provider or enter into any hire purchase or lease agreement (k) shall not withdraw except with the Bank’s prior permission in writing or divert or misuse the funds and assets invested in or brought into the business by the Borrower as capital, deposits or otherwise.

22.	The Bank shall have uninterrupted and unobstructed access to the Borrowers’ premises, godowns and place or places for the purpose of inspection, valuation, verification and taking inventory of goods, stock, plant and machinery and such other movable and immovable property charged or mortgaged to the Bank and for which purpose the Bank may authorise any person and the Borrower shall permit/allow such person/persons without any obstruction to exercise the rights of the Bank under this clause.

23.	The Bank shall have right through its officers, nominees, agents, auditors, technical experts and such other persons to inspect or audit such books of accounts, registers, books and documents of the Borrower and shall have right to be furnished at such intervals as the Bank may direct from time to time copy or copies of such documents, books and registers and the Bank shall further be entitled to appoint whenever it considers necessary for such period for such terms as the Bank deems necessary and reasonable, any person, firm, company or association of persons engaged in technical, management, accounting, auditing or any other consultancy business to inspect and examine the working of the Borrower and its undertaking and to audit its Books of Accounts, the method of accounting and such other things as the Bank may direct. All the costs, charges and expenses incurred by the Bank towards any person so appointed shall be to the account of the Borrower.

24.	All sums payable by the Borrower under this Agreement shall be paid free of any restriction or condition and free and clear of and without any counter-claim, set off, deduction or withholding, whether on account of tax deductions, charges, stamp duty, liability or impost or otherwise, if any, and the Borrower agrees as follows:

(a)	The Borrower shall make all payments to be made by it without any tax deduction, unless a tax deduction is required by law;

(b)	The Borrower shall promptly upon becoming aware that it must make a tax deduction (or that there is any change in the rate or the basis of a tax deduction) notify the Bank accordingly;

(c)	If a tax deduction is required by Law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required;

(d)	If the Borrower is required to make a tax deduction, the Borrower shall make that tax deduction and any payment required in connection with that tax deduction within the time allowed and in the minimum amount required by Law;

(e)	Within 30 (Thirty) days of making either a tax deduction or any payment required in connection with that tax deduction, the Borrower shall deliver to the Bank evidence reasonably satisfactory to the Bank that the tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

25.	The Bank may assign any of its rights or transfer any of its rights and obligations or sell the Credit Facility/ies or any part of the Credit Facility/ies or any other right under this Agreement, with or without any underlying security, in any manner as the Bank deems fit whether with or without recourse to the Bank and without any reference or notice to the Borrower or without requiring to obtain any consent from the Borrower and such assignment, transfer or sale can be in favor of any person whether located /placed in India or outside India.

The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Agreement.

26.	The Borrower shall indemnify and hold the Bank harmless from and against any and all loss, damage or other consequences which may arise or result from giving the Credit Facility/ies to the Borrower or performing any service to the Borrower thereunder and shall reimburse the Bank upon demand for any payment, loss and damage which the Bank may make, suffer or sustain by reason or on account thereof and shall upon request appear and defend at the Borrower’s own cost and expense any action which may be brought against the Bank in connection therewith.

27.	The Borrower accepts, confirms and consents for the disclosure and sharing by the Bank of all or any information and data relating to the Borrower, the said credit facilities, any other transactions that the Borrower has with the Bank, the Borrower’s account, and the agreements and documents related to the Credit Facility/ies and transactions, including but not limited to information relating to default, if any, committed by the Borrower, in the discharge of the Borrower’s obligations in relation to the Credit Facility/ies or other transactions, as the Bank may deem appropriate and necessary to disclose and furnish, to the Reserve Bank of India (“RBI”) and/or to the Credit Information Bureau (India) Ltd and/or to any other agency or body as authorized in this behalf by RBI, to other banks and lenders including assignees and potential assignees, to its professional advisers and consultants and to its service providers instructed by it in relation to the said credit facilities, and/or as required under law or any applicable regulation, at the order of a court of law, or at the request or order of any statutory, regulatory or supervisory authority with whom it customarily complies.

28.	The Borrower undertakes and covenants that it shall provide all information, including information regarding other credit facilities enjoyed by the Borrower, as and when required by the Bank. The Borrower declares that the information furnished to the Bank from time to time is and shall be true and correct.

The Borrower:

(a)	accepts that the RBI or the Credit Information Bureau (India) Ltd. and any other agency so authorized, any statutory, regulatory or supervisory authority or other lenders, may use, process, disseminate the said information and data disclosed by the Bank in such manner as deemed fit by them in any particular circumstances; and

(b)	shall not hold the Bank at all responsible or liable in this regard.

It is agreed by the Borrower, that without prejudice to any rights of the Bank, all acts / steps as are necessary for the Bank to take in order to monitor the Credit Facility/ies and utilization thereof and/or the obligations of the Borrower and /or the Borrower’s compliance with the terms thereof and / or to recover amounts due to the Bank or any part or portion thereof, shall and/or may be carried out by and / or through such other person (including a company, a firm or body corporate) as may from time to time be appointed by the Bank in respect thereof and that the Bank will at all times be entitled to share with any such other person that may thus be appointed by the Bank, all documents statements of accounts and other information of whatsoever nature pertaining to the Borrower and/or the said credit facilities. Further, the Borrower expressly recognises and accepts that the Bank shall, without prejudice to its rights to perform such activities either itself or through its officers or servants, be absolutely entitled and have full power and authority to appoint one or more third parties of the Bank’s choice and to transfer or delegate to such third parties the right and authority to collect on behalf of the Bank all unpaid amounts and to perform and execute all acts, deeds, matters and things connected therewith or incidental thereto including receiving the amounts due, and generally performing all lawful acts as the third party may consider appropriate for such purposes.

29.	All rights and powers conferred on the Bank by this Agreement shall be in addition and supplemental to any rights the Bank has as a creditor against the Borrower under any law for the time being in force and security documents and shall not be in derogation thereof.

30.	No delay in exercising or omission to exercise any right, power or remedy accruing to the Bank upon any default under this Agreement, security documents or any other Agreement or document shall not impair any such right, power or remedy and nor shall the same be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Bank in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Bank in respect of any other default. Nor shall any single or partial exercise of any right, power or privilege by the Bank shall preclude any further exercise of the same or the exercise of any other right, power or privilege by the Bank. The rights and remedies of the Bank provided herein and in the Security documents are cumulative and in addition to any rights and remedies provided by law which the Bank shall be entitled, but without being bound, to exercise at its absolute discretion.

31.	This Agreement and any other documents attached hereto or referred to herein, integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings in respect of the subject matter hereof, except for those provisions of the sanction letters, agreements, security documents issued or executed prior to this Agreement which are in addition to and complement to, and are not the same or in conflict with, the terms of this Agreement.

32.	This Agreement shall always be read with the Schedule hereunder written, sanction letters and all other agreements and documents executed or to be executed by the parties hereto and interpreted accordingly.

33.	The clauses of this Agreement, and the sub-clauses contained in each clause are severable and any illegality, invalidity or irregularity inconsistency or repugnancy of any clause or any sub-clause in the clause shall not in any way affect the legality, validity or regularity of any other clause or clause of the sub-clauses.

34.	This Agreement shall be governed by and construed in all respects with the Indian Laws and the parties hereto agree that any matter or issues arising hereunder or any dispute hereunder shall, at the option/discretion of the Bank, be subject to the exclusive jurisdiction of the Courts of New Delhi. This shall not however limit the rights of the Bank to file/take proceedings in any other court of competent jurisdiction.

35.	Nothing contained in these presents shall be deemed to limit or affect prejudicially the rights and powers of the Bank under the Security documents or at law or equity.

SCHEDULE

(Details of Credit Facilities)

Nature of Credit Facility	Amt. Rs.	Rate of Interest*	Penal Interest	Periodicity of charging interest	Repayment
Working Capital Demand Loan	30.00 Crs	To be decided at the time of disbursement.	2% p.a.	Monthly	On Demand
Cash Credit	10.00 Crs	BR +2.50% p.a. i.e. 13.50 %p.a.	2% p.a.	Monthly	On Demand

*	In case of working capital limits, the minimum interest shall be equal to three months’ interest at agreed rate on the sanctioned limit, as and by way of commitment charges

SIGNED AND DELIVERED BY

For TV 18 Home Shopping Network Ltd.

For TV 18 Home Shopping Network Limited

/s/ SACHIN RASTOGI

Director/ Authorised Signatory/ (ies)

The common Seal of

For TV 18 Home Shopping Network Limited

the Borrower withinnamed has been affixed

hereunto in the presence of:

Shri. / Smt. Roshni Tandon (company secretary)

Shri. / Smt.

Directors /                              of the Borrowers

in pursuance of the Board Resolution

dated 26/04/12 and they have signed below

the Seal to confirm that the Seal was affixed

in their presence.